Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-164312 and 333-152826)

(2)	Registration Statement (Form S-8 Nos. 333-164626, 333-158085, 333-131846, 333-149726, 333-174785, and 333-179906)

of our report dated August 1, 2013 with respect to the consolidated financial statements of  NeurogesX, Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, included in this Current Report on Form 8-K/A of Acorda Therapeutics, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
September 18, 2013